Exhibit 2

Execution Version

TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of September 4, 2017, is entered into by and among RhythmOne plc, a public limited company formed under the laws of England and Wales (“Parent”), Redwood Merger Sub I, a Delaware corporation and wholly owned subsidiary of Parent (“Purchaser”), Redwood Merger Sub II, Inc. a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub Two” and collectively with Purchaser, the “Merger Subs” and each, individually, a “Merger Sub”) and each of the persons set forth on Schedule A hereto (each, a “Stockholder”). All terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, as of the date hereof, each Stockholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the number of shares of common stock, par value $0.001 per share of YuMe, Inc., a Delaware corporation (the “Company”) (the “Company Common Stock”), set forth opposite such Stockholder’s name on Schedule A (all such shares set forth on Schedule A next to the Stockholder’s name, in addition to any shares of Company Common Stock issued to or otherwise acquired or owned by such Stockholder after the date of this Agreement, being referred to herein as the “Subject Shares”);

WHEREAS, concurrently with the execution hereof, the Company, Parent and Merger Sub are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), which provides, among other things, for (a) Purchaser to commence an exchange offer to purchase (subject to the Offer Conditions) all of the issued and outstanding shares of Company Common Stock (other than Excluded Shares) and, (b) following completion of the Offer, Purchaser will be merged with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly owned subsidiary of Parent, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and (b) immediately following the First Merger, the Company, as the surviving company of the First Merger, will be merged with and into Merger Sub Two, with Merger Sub Two surviving the merger (the “Second Merger” and, together with the First Merger, the “Mergers”) upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, and as an inducement and in consideration for Parent and Merger Subs to enter into the Merger Agreement, each Stockholder, severally and not jointly, and on such Stockholder’s own account with respect to the Subject Shares, has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

REPRESENTATIONS AND WARRANTIES

Each Stockholder represents and warrants, on its own account with respect to the Subject Shares, to Parent and Merger Subs as to itself, that:

Section 1.01 Authority; Binding Agreement. Such Stockholder is (if an entity) duly organized and validly existing in good standing under the Laws of the jurisdiction in which it is incorporated or constituted and the consummation of the transactions contemplated hereby are within such Stockholder’s entity powers and have been duly authorized by all necessary entity actions on the part of such Stockholder, and such Stockholder has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by Parent and Merger Subs, constitutes a valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions.

Section 1.02 Non-Contravention. Neither the execution and delivery of this Agreement by such Stockholder nor the consummation of the transactions contemplated hereby nor compliance by such Stockholder with any provisions herein will: (a) violate, contravene or conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or other similar governing documents) of such Stockholder (if an entity); (b) require any consent, approval, authorization or permit of, or filing with or notification to, any supranational, national, foreign, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority on the part of such Stockholder, except for compliance with the applicable requirements of the Securities Act, the Exchange Act or any other United States federal securities laws and the rules and regulations promulgated thereunder; (c) violate, conflict with, or result in a breach of any provisions of, or require any consent, waiver or approval or result in a default or loss of a benefit (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract to which such Stockholder is a party or by which such Stockholder’s Subject Shares are bound; (d) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Lien on any of such Stockholder’s Subject Shares; or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Stockholder or by which any of such Stockholder’s Subject shares are bound, except, in the case of each of clauses (a) through (e), as would not reasonably be expected to have, a material adverse effect on the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

Section 1.03 Subject Shares. Such Stockholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the Subject Shares listed on Schedule A opposite such Stockholder’s name, and, except to the extent of any Subject Shares acquired after the date hereof (which shall become Subject Shares upon that acquisition), as of the date hereof,

2

such Subject Shares constitute all of the shares of Company Common Stock or other securities of the Company of which such Stockholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act). Other than as set forth on Schedule A, as of the date of this Agreement, such Stockholder does not own any options to purchase or otherwise acquire any securities of the Company or have any interest in or voting rights with respect to any other securities of the Company. Such Stockholder has good and marketable title to all such Subject Shares free and clear of any Liens, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances or restrictions whatsoever on title, transfer or exercise of any rights of a stockholder in respect of such Subject Shares (collectively, “Encumbrances”), except for any such Encumbrance that may be imposed pursuant to (a) this Agreement and (b) any applicable restrictions on transfer under the Securities Act or any state securities law (collectively, “Permitted Encumbrances”). Except pursuant to this Agreement, no other Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Stockholder’s Subject Shares.

Section 1.04 Voting Power. Such Stockholder has full voting power with respect to all such Stockholder’s Subject Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all such Stockholder’s Subject Shares. None of such Stockholder’s Subject Shares are subject to any stockholders’ agreement, proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares that would prevent such Stockholder from complying with its obligations under this Agreement, except as provided hereunder.

Section 1.05 Reliance. Such Stockholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of such Stockholder’s own choosing. Such Stockholder understands and acknowledges that Parent and Merger Subs are entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

Section 1.06 No Litigation. With respect to such Stockholder, as of the date hereof, there are no Legal Proceedings pending against, or, to the knowledge of such Stockholder, threatened in writing against such Stockholder or any of such Stockholder’s properties or assets (including the Subject Shares) that would reasonably be expected to have a material adverse effect on the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

ARTICLE II

AGREEMENT TO TENDER

Section 2.01 Tender of Subject Shares. Subject to the terms of this Agreement (including, Section 4.01), each Stockholder hereby agrees that, pursuant to and in accordance with the terms of the Offer, it shall (a) validly tender, or cause to be tendered, into the Offer no later than ten (10) Business Days after the commencement of the Offer, all of such Stockholder’s Subject Shares free and clear of all Liens, and (b) not withdraw, or cause to be withdrawn, its Subject Shares from the Offer, unless and until (x) the Expiration Date, or (y) this Agreement

3

shall have been terminated in accordance with Section 4.01. Each Stockholder shall (i) deliver, or cause to be delivered, to the depositary designated in the Offer (A) a letter of transmittal with respect to such Stockholder’s Subject Shares complying with the terms of the Offer, (B) a certificate or certificates representing the Subject Shares or an “agent’s message” (or such other evidence, if any, of transfer as the depositary designated in the Offer may reasonably request) in the case of a book-entry transfer of any Subject Shares and (C) all other documents or instruments reasonably required to be delivered by stockholders of the Company pursuant to the terms of the Offer, and/or (ii) instruct such Stockholder’s broker or such other Person that is the holder of record of such Stockholder’s Subject Shares beneficially owned by such Stockholder to tender such Subject Shares pursuant to and in accordance with the terms of the Offer.

Section 2.02 Other Obligations. Subject to the terms of this Agreement (including Section 4.01), each Stockholder hereby agrees that, during the time this Agreement is in effect, to the extent that any of such Stockholder’s Subject Shares have not been purchased in the Offer, at any annual or special meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, such Stockholder shall, in each case to the fullest extent that such Stockholder’s Subject Shares are entitled to vote thereon: (a) appear at each such meeting or otherwise cause all such Subject Shares to be counted as present thereat for purposes of determining a quorum; and (b) be present (in person or by proxy) and vote, or cause to be voted, all of its Subject Shares, (i) against any action, proposal, transaction or agreement that would reasonably be expected to (A) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of any Stockholder contained in this Agreement or (B) result in any of the conditions set forth in Annex A of the Merger Agreement not being satisfied on or before the Outside Date; (ii) against any agreement or arrangement related to or in furtherance of any Takeover Proposal; (iii) against any other action, agreement or transaction the consummation of which would reasonably be expected to materially impede, materially interfere with, or materially delay consummation of the Transactions by the Company (including the Offer or the Merger), including (x) any extraordinary corporate transaction, such as a merger, acquisition, sale, consolidation or other business combination involving the Company (other than the Merger); (y) a sale, lease, license or transfer of a material amount of assets of the Company or any reorganization, recapitalization, extraordinary dividend or liquidation of the Company; or (z) any change in the present capitalization of the Company or any amendment or other change to the Company’s certificate of incorporation or bylaws, in the case of each of clauses (x), (y) and (z), solely to the extent the Company is prohibited from taking such action pursuant to the Merger Agreement); and (iv) in favor of (A) the adoption and approval of the Merger Agreement and the transactions contemplated thereunder, (B) any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the adoption and approval of the Merger Agreement and the transactions contemplated thereby on the date on which such meeting is held, and (C) any other matter necessary for consummation of the Transactions, which is considered at any such meeting of stockholders.

Section 2.03 Proxy. During the time that this Agreement is in effect, each Stockholder, revoking (or causing to be revoked) any proxies that it has heretofore granted, hereby irrevocably appoints Parent, and any other Person designated by Parent, as attorney-in-fact and proxy for and

4

on behalf of such Stockholder, for and in the name, place and stead of such Stockholder, to (a) attend any and all stockholder meetings of the Company with respect to the matters set forth in Section 2.02; and (b) vote, express consent or dissent with respect to the Subject Shares in accordance with the provisions of Section 2.02 at any such meeting. The foregoing proxy shall be deemed coupled with an interest, is irrevocable and shall not be terminated by operation of law or upon the occurrence of any other event other than the termination of this Agreement pursuant to Section 4.01. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 2.03 is given in connection with and granted in consideration of and as an inducement to Parent and Merger Subs entering into the Merger Agreement and that such irrevocable proxy is given to secure the obligations of such Stockholder under Section 2.02 hereof. Parent agrees not to exercise the proxy granted herein for any purpose other than the purposes describe in this Agreement.

ARTICLE III

ADDITIONAL COVENANTS

Each Stockholder hereby covenants and agrees that until the termination of this Agreement:

Section 3.01 No Transfer; No Inconsistent Arrangements. Except as provided hereunder or under the Merger Agreement, from and after the date hereof and until this Agreement is terminated, such Stockholder shall not, direct or indirectly, (i) create or permit to exist any Encumbrance, other than Permitted Encumbrances, on any of such Stockholder’s Subject Shares, (ii) transfer, sell, assign, gift, hedge, pledge or otherwise dispose of (whether by sale, liquidation, dissolution, dividend or distribution), or enter into any derivative arrangement with respect to (collectively, “Transfer”), any of such Stockholder’s Subject Shares, or any right or interest therein (or consent to any of the foregoing), (iii) enter into any Contract, option or other agreement, arrangement or understanding with respect to any Transfer of such Stockholder’s Subject Shares or any right or interest therein, (iv) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to any such Stockholder’s Subject Shares, (v) deposit or permit the deposit of any of such Stockholder’s Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of such Stockholder’s Subject Shares or (vi) take or permit any of their respective Representatives to take other action that would in any way materially restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder or the transactions contemplated hereby or otherwise make any representation or warranty of such Stockholder herein untrue or incorrect in any material respect. Any action taken in violation of the foregoing sentence shall be null and void ab initio and such Stockholder agrees that any such prohibited action may and should be enjoined. In furtherance of this Agreement, concurrently herewith, each Stockholder shall, and hereby authorizes the Company and its counsel to, notify the Company’s transfer agent that, from the date hereof until the termination of this Agreement, and subject to the last sentence of this Section 3.01, there is a stop transfer order with respect to all of such Stockholder’s Subject Shares and that this Agreement places limits on the voting and transfer of such Subject Shares, in each case, prior to the termination of this Agreement. If any involuntary Transfer of any or all of such Stockholder’s Subject Shares shall occur (including, if applicable, a sale by such Stockholder’s trustee in any bankruptcy, or a sale to a Merger Sub at

5

any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees or the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until termination of this Agreement. Notwithstanding the foregoing, any Stockholder may Transfer Subject Shares to one or more partners or members of such Stockholder or to an affiliated entity under common control with such Stockholder or to any trustee or beneficiary of the trust or pursuant to a Transfer by will, operation of law or for estate planning purposes, provided, that such a Transfer shall be permitted only if, as a precondition, the transferee of such Subject Shares agrees in writing, to accept such Subject Shares subject to the terms of this Agreement and to be bound by the terms of this Agreement and to agree and acknowledge that such person shall constitute a Stockholder for all purposes of this Agreement (each, a “Permitted Transfer”).

Section 3.02 Appraisal Rights. Each Stockholder hereby (a) agrees not to make a written demand or file a petition for appraisal, and hereby waives and agrees not to exercise any appraisal rights or dissenters’ rights pursuant to Section 262 of the DGCL or otherwise in respect of such Stockholder’s Subject Shares that may arise in connection with the Offer and the Merger, and (b) agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Company and its successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement, including any claim (x) challenging the validity of or seeking to enjoin the operation of, any provision of this Agreement, or (y) alleging any breach of any fiduciary duty of the Company Board in connection with the negotiation, execution and delivery of the Merger Agreement or the consummation of the transactions contemplated thereby, including, without limitation, the Merger.

Section 3.03 Documentation and Information. Such Stockholder consents to and hereby authorizes Parent and Merger Subs to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent or Purchaser reasonably determines to be necessary in connection with the Offer, the Merger and any other transactions contemplated by the Merger Agreement, such Stockholder’s identity and ownership of the Subject Shares, the existence of this Agreement and the nature of such Stockholder’s commitments and obligations under this Agreement, and such Stockholder acknowledges that Parent and Merger Subs may file this Agreement or a form hereof with the SEC or with any other Governmental Authority. Such Stockholder agrees to promptly give Parent any information it may reasonably require for the preparation of any such disclosure documents, and such Stockholder agrees to promptly notify Parent of any required corrections with respect to any written information supplied by such Stockholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.

Section 3.04 Adjustments. In the event of any stock split, stock dividend or distribution, merger, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting the Subject Shares, the term “Subject Shares” shall be deemed to refer to and include such shares, as well as all such stock dividends and distributions and any

6

securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

Section 3.05 No Solicitation. Subject to Section 5.10, each Stockholder shall and shall cause each of its Representatives: (a) to immediately cease and cause to be terminated any solicitation, discussions or negotiations by such Stockholder or its Representatives with any Persons (other than Parent and its Representatives) that are ongoing with respect to a Takeover Proposal and (b) not to, directly or indirectly through intermediaries, (i) solicit, initiate, knowingly encourage (including by way of furnishing non-public information relating to the Company or any of its Subsidiaries) or knowingly facilitate any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Takeover Proposal, (ii) conduct, engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any information in connection with, or for the purpose of knowingly encouraging or knowingly facilitating, a Takeover Proposal (other than, solely in response to an unsolicited inquiry, to refer the inquiring Person to this Section 3.05 and to limit its conversation or other communication exclusively to such referral), and (iii) approve, endorse, recommend or enter into, or propose to approve, endorse, recommend or enter into, any letter of intent, term sheet, acquisition agreement, merger agreement, joint venture agreement or similar document, agreement, commitment or agreement in principle (whether written, oral, binding or non-binding) with respect to a Takeover Proposal. Each Stockholder shall, and shall cause its Representatives to, promptly request any Person that has executed a confidentiality or non-disclosure agreement with such Stockholder in connection with any actual or potential Takeover Proposal that remains in effect as of the date of this Agreement to return or destroy all confidential information in the possession of such Person or its Representatives.

Section 3.06 Notice of Acquisitions, Proposals Regarding Prohibited Transactions. Each Stockholder hereby agrees to notify Parent as promptly as practicable (and in any event no later than 24 hours after receipt) (a) of the number of any additional shares of Company Common Stock or other securities of the Company of which Stockholder acquires beneficial ownership on or after the date hereof, and (b) in the event that such Stockholder or any of its Representatives receives a Takeover Proposal or a request for information relating to the Company or its Subsidiaries that contemplates a Takeover Proposal, including the identity of the Person making the Takeover Proposal and the material terms and conditions thereof and an unredacted copy of such Takeover Proposal. Each Stockholder will keep Parent informed on a reasonably current basis of material developments with respect to any such Takeover Proposal. Each Stockholder shall promptly (and in no event later than 24 hours after receipt) provide to Parent copies of any indications of interest and/or draft agreements received by such Stockholder or its Representatives relating to such Takeover Proposal.

Section 3.07 Lockup. Each Stockholder covenants and agrees that, for a period of six months after the Effective Time (as applicable the “Restricted Period”), it shall not, directly or indirectly, in any single transaction or series of related transactions, and shall not authorize or permit any of its Affiliates, directly or indirectly, to, without the prior written consent of, or waiver by, Parent, (i) Transfer or offer to Transfer (other than Permitted Transfers) any legal or beneficial ownership in any Parent Common Stock, Parent Options or Parent RSUs received by it in the Transactions (“Restricted Securities”), (ii) enter into any Contract, option or other

7

agreement, arrangement or understanding with respect to any Transfer (other than Permitted Transfers) of such Stockholder’s Restricted Securities or any right or interest therein, including any derivative instrument, hedging arrangement or other similar agreement or arrangement that Transfers in whole or in part, the economic risk of ownership of any Restricted Securities, or (iii) engage in any short selling of Restricted Securities.

ARTICLE IV

TERMINATION; AMENDMENT AND WAIVER

Section 4.01 Termination. This Agreement shall terminate automatically with respect to each Stockholder, without any notice or other action by any person, upon the first to occur of (a) the Effective Time, (b) the date the Offer shall have terminated or the Expiration Date shall have occurred or the Merger Agreement is terminated pursuant to its terms, in each case without acceptance for payment of the Subject Shares pursuant to the Offer or (c) the mutual written consent of Parent and such Stockholder. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (x) the provisions of this Article IV and Article V shall survive any termination of this Agreement, (y) Section 3.07 shall survive the Effective Time for the Restricted Period and (z) nothing set forth in this Section 4.01 shall relieve any party from liability for any breach of this Agreement prior to termination hereof.

Section 4.02 Amendments. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 4.03 Waiver. Any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived at any time prior to the Effective Time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition will not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

ARTICLE V

MISCELLANEOUS

Section 5.01 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) upon receipt, if delivered personally, (b) two (2) Business Days after being sent by certified mail (return receipt requested) or sent by overnight courier, (c) if sent by email transmission on a day other than a Business Day or after 6:00 p.m. recipient’s local time, and receipt is confirmed, the Business Day following the date of transmission, or (d) if sent by facsimile email transmission before 6:00 p.m. recipient’s local time on a Business Day, and receipt is confirmed, on the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such party below (or to such other physical address or email address as such party shall have specified in a written notice given to the other parties hereto):; in each case to the party to be notified at (x) in the case of any notice to Parent or Merger Subs, to the

8

address, facsimile number or email address set forth in Section 9.1 of the Merger Agreement and (y) if to a Stockholder, to such Stockholder’s address, facsimile number or email address set forth opposite such Stockholder’s name on Schedule A hereto, or to such other address, facsimile number or email address as such party may hereafter specify for such purpose by written notice to Parent delivered in accordance with this Section 5.01.

Section 5.02 Interpretation. Capitalized terms used and not defined herein have the meanings assigned to them in the Merger Agreement. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference will be to a Section, Exhibit or Schedule to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein will be deemed in each case to be followed by the words “without limitation.” When used herein, the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not mean “if.” When used in this Agreement, references to “$” or “Dollars” are references to United States dollars. The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. No summary of this Agreement or any Exhibit or Schedule delivered herewith prepared by or on behalf of any party will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule. Where a reference is made to a Contract, instrument or Law, such references is to such Contract, instrument or Law as amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Law) by succession of comparable successor Law and references to all attachments thereto and instruments incorporated therein. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Any reference to the “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice in all material respects”.

Section 5.03 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) Each of the parties hereto (i) irrevocably and unconditionally consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a Federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement, the Offer, the Merger or any of the other Transactions (and the appellate courts thereof), (ii)

9

agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iv) agrees that it shall not bring any action relating to this Agreement or any of the Transactions in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto.

(c) Each of the parties to this Agreement irrevocably waives any and all right SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, SUIT OR PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF, BASED UPON OR RELATING TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF. EACH OF THE PARTIES (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.03.

Section 5.04 Counterparts; Electronic Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of electronic transmission, each of which when so executed and delivered will be deemed to be an original and all of which when taken together will constitute one and the same agreement..

Section 5.05 Assignment; Binding Effect.

(a) Parent or Merger Subs may assign any of their respective rights and obligations to any Person to whom the Merger Agreement is assigned in accordance with Section 9.6 thereof, but no such assignment shall relieve Parent or Merger Subs. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by Stockholder without the prior written consent of Parent and Merger Subs; provided, that the Stockholder may assign its rights and obligations to any Person to whom the Subject Shares are transferred in accordance with Section 3.01. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 5.05 shall be null and void.

(b) Each of the parties agrees that its respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and, except as otherwise set forth herein, this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

10

The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Each of the parties agrees that its respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and, except as otherwise set forth herein, this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties.

Section 5.06 Severability. If any provision of this Agreement will be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity will not invalidate the entire Agreement. Such provision will be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification will render it legal, valid and enforceable, then this Agreement will be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties will be construed and enforced accordingly.

Section 5.07 Entire Agreement. This Agreement, together with Schedule A, contains all of the terms of the understandings of the parties hereto, and supersedes all prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof.

Section 5.08 Remedies. The parties agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Offer, the Merger or the other Transactions) were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, prior to the valid termination of this Agreement in accordance with Article IV, each party hereto will be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, in each case in accordance with Section 5.03, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 5.09 Stockholder Obligation Several and Not Joint. The obligations of each Stockholder hereunder shall be several and not joint, and no Stockholder shall be liable for any breach of the terms of this Agreement by any other Stockholder.

Section 5.10 Stockholder Capacity. No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company, nor any director, officer, employee or Affiliate of a Stockholder who is an officer or director of the Company, shall be deemed to make any agreement or understanding in this Agreement in such person’s capacity as a director or officer of the Company. Each Stockholder is entering into this Agreement solely in such Stockholder’s capacity as the record holder of Subject Shares and nothing herein shall be construed to prohibit, limit or otherwise affect any Stockholder or any director, officer, employee

11

or Affiliate of a Stockholder who is an officer or director of the Company, from taking (or refraining from taking) any action in such person’s capacity as a director or officer of the Company or otherwise fulfilling the obligations of such office (including the performance of obligations required by the fiduciary obligations of such Stockholder or any director, officer, employee or Affiliate of such Stockholder acting in his or her capacity as an officer or director of the Company).

Section 5.11 Further Assurances. From time to time and without additional consideration, each of the parties hereto shall execute and deliver such additional instruments, and shall take such further actions, as may be reasonably necessary or advisable to effect the actions and consummate the transactions contemplated by this Agreement.

Section 5.12 Expenses. All fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Offer or the Merger is consummated.

Section 5.13 Excluded Shares. Notwithstanding anything to the contrary contained in this Agreement, 798,000 Shares, which may be deemed to be beneficially owned by AVI Partners, LLC and its affiliates (collectively, “AVI”) and held in an AVI separately managed account (the “Excluded Shares”), shall not be subject to any of the provisions in this Agreement, including but not limited to the provisions set forth in Article II and Article III hereof, if AVI or its affiliates receives any instructions from the beneficial account holder of such Shares that are contrary to the agreements, instructions, restrictions or other provisions contained in this Agreement.

[Signature Pages Follow]

12

The parties are executing this Agreement on the date set forth in the introductory clause.

RHYTHMONE PLC

By:	/s/ Ted Hastings
Name: Ted Hastings Title: Chief Executive Officer

REDWOOD MERGER SUB I, INC.

By:	/s/ Ted Hastings
Name: Ted Hastings Title: Chief Executive Officer

REDWOOD MERGER SUB II, INC.

By:	/s/ Ted Hastings
Name: Ted Hastings Title: Chief Executive Officer

The parties are executing this Agreement on the date set forth in the introductory clause.

/s/ Mitchell J. Habib
Mitchell J. Habib

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

/s/ Adriel Lares
Adriel Lares

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

/s/ Elias Nader
Elias Nader

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

/s/ Christopher Paisley
Christopher Paisley

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

/s/ Eric Singer
Eric Singer

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

/s/ John Mutch
John Mutch

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

/s/ Brian Kelley
Brian Kelley

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

/s/ Steve Domenik
Steve Domenik

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

/s/ Tony Carvalho
Tony Carvalho

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

/s/ Michael Hudes
Michael Hudes

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

/s/ Paul Porrini
Paul Porrini

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

/s/ Ayyappan Sankaran
Ayyappan Sankaran

The parties are executing this Agreement on the date set forth in the introductory clause.

/s/ DARREN C. WALLIS
DARREN C. WALLIS

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

/s/ JAMES A. DUNN, JR.
JAMES A. DUNN, JR.

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

AVI PARTNERS, LLC

By:	/s/ Darren C. Wallis
Name:	Darren C. Wallis
Title:	Managing Partner

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

AVI MANAGEMENT, LLC

By:	/s/ Darren C. Wallis
Name:	Darren C. Wallis
Title:	Managing Partner

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

AVI CAPITAL PARTNERS, LP

By:	/s/ Darren C. Wallis
Name:	Darren C. Wallis
Title:	Managing Partner

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

AVI CAPITAL YANKEE, LP

By:	/s/ Darren C. Wallis
Name:	Darren C. Wallis
Title:	Managing Partner

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

VIEX Opportunities Fund, LP - Series One

By:	/s/ Eric Singer
Name:	Eric Singer
Title:	Managing Member

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

VIEX Opportunities Fund, LP - Series Two

By:	/s/ Eric Singer
Name:	Eric Singer
Title:	Managing Member

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

VIEX Special Opportunities Fund II, LP

By:	/s/ Eric Singer
Name:	Eric Singer
Title:	Managing Member

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

VIEX GP, LLC

By:	/s/ Eric Singer
Name:	Eric Singer
Title:	Managing Member

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

VIEX Special Opportunities GP II, LLC

By:	/s/ Eric Singer
Name:	Eric Singer
Title:	Managing Member

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

VIEX Capital Advisors, LLC

By:	/s/ Eric Singer
Name:	Eric Singer
Title:	Managing Member

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

/s/ Eric Singer
Eric Singer

[Signature Page to Tender and Support Agreement]

Schedule A

Stockholder Name	Company Common Stock	Options (In- the-money only for Execs; All options for Directors)	Restricted Stock Units
AVI CAPITAL YANKEE, LP	3,003,560
AVI CAPITAL PARTNERS, LP	39,102
AVI MANAGEMENT, LLC	3,042,662
AVI PARTNERS, LLC	3,613,262
JAMES A. DUNN, JR.	3,613,262
DARREN C. WALLIS	3,613,262
VIEX Opportunities Fund, LP - Series One	2,591,733
VIEX Opportunities Fund, LP - Series Two	561,269
VIEX Special Opportunities Fund II, LP	2,339,594
VIEX GP, LLC	3,153,002
VIEX Special Opportunities GP II, LLC	2,339,594
VIEX Capital Advisors, LLC	5,492,596
Eric Singer	15,473		30,946
Mitchell Habib	35,803	78,738
Adriel Lares	52,469	47,500
Elias Nader	15,473		30,946
Christopher Paisley	96,469	78,333
John Mutch	0		20,883
Brian Kelley	0		20,883
Steve Domenik	0	45,056
Tony Carvalho	133,858		125,359
Michael Hudes	34,664	250,250	72,846
Paul Porrini	157,117	183,333	193,874
Ayyappan Sankaran	997,236	252,035	116,399

A-1